Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	John Bostjancic
Executive Vice President	Vice President, Corporate Development
Chief Administrative Officer	and Investor Relations
and Acting Chief Financial Officer
(609) 936-2481	(609) 936-2239
jhenneman@Integra-LS.com	jbostjancic@Integra-LS.com
Integra LifeSciences Reports Third Quarter 2007 Financial Results
Revenues for the Third Quarter Increase 16% to $135 million
Plainsboro, New Jersey, Nov 9, 2007 — Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the third quarter ending September 30, 2007. Total revenues in the third quarter of 2007 were $135.0 million, reflecting an increase of $18.4 million, or 16%, over the third quarter of 2006. Revenues from products acquired since the second quarter of 2006 were $14.6 million for the third quarter of 2007, compared to $1.8 million in the third quarter of 2006.
The company reported GAAP net income of $9.7 million, or $0.33 per diluted share, for the third quarter of 2007, compared to GAAP net income of $2.6 million, or $0.09 per diluted share, in the third quarter of 2006.
“We achieved record revenues in the third quarter,” said Stuart Essig, Integra’s President and Chief Executive Officer. “When taken together with the first half’s very strong top-line performance, year-to-date we are ahead of our annual revenue guidance. We remain pleased with the underlying strength of our business and its continued ability to generate double-digit revenue growth, excluding acquisitions.
“During the quarter, we announced the IsoTis acquisition, which closed October 29, and began planning for the integration of that business into Integra,” Mr. Essig continued. “In addition, both the Integra NeuroSciences and Integra Extremity Reconstruction selling organizations demonstrated continued progress in new product launches. These include DuraGen XS™, the latest generation in Integra’s duraplasty line, and the AEON™ Memory Staple.”
Operating income for the third quarter of 2007 was $18.3 million, a 55% increase over the prior year period. Integra generated approximately $10.7 million in cash flows from operations in the quarter.
In addition to GAAP results, Integra reports adjusted net income and adjusted diluted earnings per share. A further discussion of these non-GAAP financial measures can be found below, and reconciliations of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for the quarters ended September 30, 2007 and 2006 appear in the financial statements attached to this release. Integra’s adjusted net income and adjusted diluted earnings per share for these periods are not adjusted for share-based compensation expense associated with FAS 123R.

Adjusted net income for the third quarter of 2007, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $11.3 million, or $0.39 per diluted share. In the third quarter of 2006, adjusted net income, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $11.1 million, or $0.36 per diluted share.
Integra LifeSciences presents its revenues in two categories: a) Medical Surgical Equipment and b) Neurosurgical and Orthopedic Implants.
The company’s revenues for the periods were as follows:

	Three Months
	Ended September 30,
	2007	2006
Revenue: ($ in thousands)
Medical Surgical Equipment and other	$85,873	$73,511
Neurosurgical and Orthopedic Implants	49,142	43,136

Total Revenue	$135,015	$116,647
In the Medical Surgical Equipment category, acquired products accounted for the majority of the increase in revenue. Mayfield®1 and Miltex® product lines led internally generated growth. Mayfield posted its fourth consecutive quarter of double-digit growth. Strong growth in these product lines was significantly offset by a decrease in ultrasonic aspirator revenues of approximately $3.7 million. Ultrasonic aspirator product sales were unusually high in the third quarter of 2006 because of initial stocking orders from certain foreign distributors, which took over distribution from Tyco affiliates as part of the acquisition transition. Sales of product lines acquired after the second quarter of 2006 contributed $12.1 million of equipment product revenues during the third quarter of 2007.
Once again, sales of our bone growth products, DuraGen® family of products and extremity reconstruction implants led revenue growth in the Neurosurgical and Orthopedic Implants category. Sales of product lines acquired subsequent to the second quarter of 2006 contributed $2.5 million of implant product revenues during the third quarter of 2007 and $1.8 million in category revenue during the third quarter of 2006.
Gross margin on total revenues in the third quarter of 2007 was 62%. “We are pleased to report the third straight quarter of increasing gross margin percentage,” said Jack Henneman, Integra’s Executive Vice President, Chief Administrative Officer and Acting Chief Financial Officer. “In the absence of acquisitions, we expect that the faster growth of our higher margin implant products will work to increase our consolidated gross margins.” Cost of goods sold included $1.2 million of inventory fair value purchase accounting charges from the LXU Healthcare acquisition. These charges adversely affected the gross margin by nearly 1 percentage point.
Research and development expense was $6.5 million in the third quarter of 2007 as compared to $11 million in the year ago period. Research and development expense in the third quarter of 2006 included a $5.6 million in-process research and development charge. In 2007, Integra increased spending on its biomaterial product development programs, including the adhesion barrier clinical trial and the further development of Integra MOZAIK™ Osteoconductive Scaffold and DuraGen XS™ Dural Regeneration Matrix.
Selling, general and administrative expense increased to $56.2 million in the third quarter of 2007, or 42% of revenue, compared to $43.4 million, or 37% of revenue, in the third quarter of 2006. The increase in selling, general and administrative expense over the prior year arose because of substantial increases in the size of our selling organizations, particularly for spine and extremity reconstruction, and higher expenses for corporate staff and consulting. As we gain more leverage from our larger selling organizations and decrease our reliance on outside consultants, we expect selling, general and administrative expenses to decrease to between 38% and 40% of revenue in 2008.

[1]	“MAYFIELD” is a registered trademark of SM USA, Inc., a wholly owned subsidiary of Schaerer Mayfield USA, Inc.

We reported a $1.6 million decrease in net interest expense to $2.3 million for the third quarter of 2007, primarily from the pay down of our line of credit and a higher cash balance offset by the interest expense on the $330 million in convertible notes issued in the second quarter.
We reported an effective income tax rate of 38% for the third quarter of 2007, which included the cumulative impact of changes in state and foreign income tax rates and certain other infrequently occurring items on the 2007 reported tax rate. We expect our effective income tax rate for the full year 2008 to be 34%.
At September 30, 2007, our cash totaled $129.5 million and we had no outstanding borrowings under our credit facility. In March 2008, our $120 million contingent convertible subordinated notes will mature.
We are updating our guidance for the full year 2007 and 2008. We are also providing guidance for each quarterly period in 2007 and 2008. Our estimates assume foreign currency exchange rates remain unchanged throughout 2007 and 2008. In accordance with our usual practice, our expectations for 2007 and 2008 financial performance do not include the impact of acquisitions or strategic corporate transactions that have not yet closed.
The acquisition of IsoTis, which we closed last week, is included in our guidance. We expect this acquisition to increase our revenues in the fourth quarter of 2007 by approximately $5 million and in 2008 by approximately $35 million. We anticipate the transaction to be 10 cents dilutive to earnings per share in the fourth quarter of 2007 and for the full year 2008 and accretive thereafter.
We estimate that we will incur approximately $1 million of inventory purchase accounting charges and $2 million of acquisition and integration related costs during the fourth quarter of 2007 related to the integration of IsoTis. In the first two quarters of 2008, we anticipate approximately $2 million per quarter in inventory purchase accounting and integration related costs related to the IsoTis acquisition. The company is finalizing the purchase price allocation for the IsoTis transaction and expects to record an in-process research and development charge in the fourth quarter of 2007.
In the future we may record, or expect to record, certain additional revenues, gains, expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer and system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.

Our quarterly and full-year revenue and earnings per share expectations are as follows:

		GAAP	Adjusted
	Revenue	Earnings Per	Earnings
	Guidance	Share	Per Share
Period	(in millions)	Guidance	Guidance

Fourth Quarter 2007	$150 - $155	$0.38 - $0.43	$0.45 - $0.50

First Quarter 2008	$150 - $155	$0.35 - $0.37	$0.39 - $0.42
Second Quarter 2008	$159 - $164	$0.40 - $0.44	$0.45 - $0.48
Third Quarter 2008	$159 - $164	$0.51 - $0.55	same as GAAP
Fourth Quarter 2008	$167 - $172	$0.65 - $0.70	same as GAAP

2007	$543 - $548	$1.33 - $1.38	$1.57- $1.62

2008	$635 - $655	$1.92 - $2.06	$2.00 - $2.15
On a quarterly basis, we expect to incur approximately $3.8 million, or $0.08 per share, of share-based compensation expense associated with FAS 123R in 2007 and 2008. This non-cash compensation expense is included in both the GAAP and adjusted earnings per share guidance for 2007 and 2008 provided above.
In July 2007, the Financial Accounting Standards Board (FASB) issued a proposed FASB Staff Position (FSP) on the accounting treatment for certain convertible debt instruments that may be settled entirely or partially in cash upon conversion. As publicly discussed by the FASB to date, the proposed FSP would require the proceeds from the issuance of such convertible debt instruments to be allocated between a liability component and an equity component. The resulting debt discount would be amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The change in accounting treatment would be effective for fiscal years beginning after December 15, 2007, and applied retrospectively to prior periods. If adopted and issued as publicly discussed, this FSP would change the accounting treatment for our outstanding convertible notes. The impact of this new accounting treatment could be significant and result in an increase to non-cash interest expense beginning in fiscal year 2008 for financial statements covering past and future periods. Until the final FSP is ultimately adopted and issued by the FASB, we cannot determine the exact impact of this potential accounting change.
On October 30, 2007, our Board of Directors authorized $75 million for repurchases under a new share repurchase authorization, which will expire on December 31, 2008.
We have scheduled a conference call for 9:00 AM EST Friday, November 9, 2007, to discuss the financial results for the third quarter of 2007 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing 913-981-5592 or through a listen-only webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through November 23, 2007 by dialing 719-457-0820 (access code 5571094) or through the webcast accessible on our home page.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, selling, general and administrative expenses, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and non-cash compensation expense associated with FAS 123R. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians’ willingness to adopt our recently launched and planned products, third-party payors’ willingness to provide reimbursement for these products, initiatives launched by our competitors, our ability to secure regulatory approval for products in development and our ability to comply with recently enacted regulations regarding products containing materials derived from animal sources may adversely affect our future product revenues; our ability to integrate acquired businesses and to leverage our existing selling organizations and administrative infrastructure may affect our future selling, general and administrative expenses, the timing of and our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our net income and earnings per share; the amount and timing of acquisition and integration related costs; and the timing and amount of share-based awards granted to employees may affect the amount of non-cash compensation expense associated with FAS 123R. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.
Discussion of Adjusted Financial Measures
Adjusted net income consists of net income excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) intangible assets impairment charges, (vi) charges related to restructuring our legal entities in Europe, (vii) charges or gains related to litigation matters or disputes, and (viii) the income tax expense/benefit related to these adjustments and the cumulative impact of changes in income tax rates and certain other infrequently occurring items that affected the reported income tax rate for the quarter. Adjusted earnings per diluted share are calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding.
Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	September
	30,
	2007	2006
TOTAL REVENUE	$135,015	$116,647

COSTS AND EXPENSES
Cost of product revenues	50,863	47,559
Research and development	6,546	10,991
Selling, general and administrative	56,241	43,431
Intangible asset amortization	3,029	2,852

Total costs and expenses	116,679	104,833

Operating income	18,336	11,814

Interest income	1,518	375
Interest expense	(3,863)	(4,362)
Other income (expense), net	(325)	(1,765)

Income before income taxes	15,666	6,062

Income tax expense	5,993	3,468

Net income	9,673	2,594

Add back of after tax interest expense	3	—

Net income for diluted earnings per share	9,676	2,594

Diluted net income per share	0.33	0.09

Weighted average common shares outstanding for diluted net income per share	29,314	29,867

Listed below are the items included in net income that management excludes in computing the adjusted financial measures referred to in the text of this press release and further described under Discussion of Adjusted Financial Measures.

	Three Months Ended
	September 30,
	2007	2006

Acquisition-related charges	$1,239	$6,999

Charges associated with convertible debt exchange offer	—	1,792

Charges associated with termination of interest rate swap	—	1,425

Employee termination and related costs	130	—

Facility consolidation, manufacturing transfer and system integration charges	93	—

Charges related to litigation matters or disputes	138	—

Income tax expense (benefit) related to above adjustments	(608)	(1,757)

Quarterly adjustment to income tax expense related to the cumulative impact of the changes in tax rates and certain infrequently occurring items (1)	667	—
(1)
The above $667 reduction to income tax expense during the third quarter of 2007 was made to reflect what the income tax expense would have been based upon a 34% effective income tax rate. The adjusted 34% effective income tax rate for the third quarter of 2007 approximates the effective income tax rate that would have been reported for the quarter after excluding the cumulative impact of changes in state and foreign income tax rates and certain infrequently occurring items on the 2007 reported tax rate.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — HISTORICAL
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2007	2006
GAAP net income	$9,673	$2,594

Non-GAAP adjustments:

Acquisition-related charges (a)	1,239	6,999

Charges associated with convertible debt exchange offer (b)	—	1,792

Charges associated with termination of interest rate swap (c)	—	1,425

Employee termination and related costs (d)	130	—

Facility consolidation, manufacturing transfer and system integration charges(e)	93	—

Charges related to litigation matters or disputes (f)	138	—

Income tax expense (benefit) related to above adjustments	(608)	(1,757)

Quarterly adjustment to income tax expense related to the cumulative impact of the changes in tax rates and certain infrequently occurring items	667	—

Total of non-GAAP adjustments	1,659	8,459

Adjusted net income	11,332	11,053
Add back of after tax interest expense(g)	3	755

Adjusted net income for diluted earnings per share	11,335	11,808

Weighted average common shares outstanding for diluted net income per share	29,314	29,867
Shares issuable upon conversion of convertible notes (g)	—	3,381

Adjusted weighted average common shares outstanding for adjusted diluted net income per share	29,314	33,248

GAAP diluted net income per share	$0.33	$0.09
Non-GAAP adjustments detailed above (per share)	0.06	0.27

Adjusted diluted net income per share	$0.39	$0.36

(a)	2007 — $1,239 recorded in cost of product revenues; 2006 — $1,399 recorded in cost of product revenues, $5,600 recorded in research and development

(b)	2006 — $332 recorded in selling general and administrative, $1,460 recorded in interest expense

(c)	2006 — all recorded in other income (expense)

(d)	2007 — all recorded in selling general and administrative

(e)	2007 — all recorded in selling general and administrative

(f)	2007 — all recorded in selling general and administrative

(g)
The “as if converted” method related to the convertible notes is applied in the calculation of adjusted diluted net income per share for the three months ended September 30, 2006 because its effects are more dilutive.

Condensed Balance Sheet Data (in thousands):

	September 30,	December 31,
	2007	2006
Cash and marketable securities, including non-current portion	$129,498	$22,697
Accounts receivable, net	92,313	85,018
Inventory, net	126,371	94,387

Bank line of credit	—	100,000
Convertible securities, current	119,962	119,542
Convertible securities, non-current, and other long term debt	330,000	508

Stockholders’ equity	250,397	296,162

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Year Ended
	31-Dec-07		31-Dec-07
	Low	High	Low	High
GAAP net income	$11,390	$12,850	$39,479	$40,939

Non-GAAP adjustments:

Acquisition-related charges	1,000	1,000	3,870	3,870

Facility consolidation, manufacturing transfer and system integration charges	2,000	2,000	2,778	2,778

Employee termination and related costs	—	—	25	25

Charges associated with discontinued or withdrawn product lines	—	—	1,456	1,456

Charges related to restructuring European legal entities	—	—	335	335

Charges related to litigation matters or disputes	—	—	138	138

Intangible asset impairments	—	—	1,014	1,014

Income tax expense (benefit) related to above adjustments	(1,020)	(1,020)	(3,437)	(3,437)

Adjustment to income tax expense related to the cumulative impact of changes in state and foreign income tax rates and certain infrequently occurring items that affected the reported tax rate	—	—	942	942

Total of non-GAAP adjustments	1,980	1,980	7,121	7,121

Adjusted net income	$13,370	$14,830	$46,600	$48,060
Add back of after tax interest expense	3	3	11	11

Adjusted net income for diluted earnings per share	$13,373	$14,833	$46,611	$48,071

Weighted average common shares outstanding for diluted net income per share	29,400	29,400	29,712	29,712

GAAP diluted net income per share	$0.39	$0.44	$1.33	$1.38

Non-GAAP adjustments detailed above (per share)	$0.06	$0.06	$0.24	$0.24

Adjusted diluted net income per share	$0.45	$0.50	$1.57	$1.62

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Three Months Ended		Projected Three Months Ended
	31-Mar-08		30-Jun-08
	Low	High	Low	High
GAAP net income	$10,350	$11,000	$12,000	$13,000

Non-GAAP adjustments:

Acquisition-related charges	1,250	1,250	1,250	1,250

Facility consolidation, manufacturing transfer and system integration charges	750	750	750	750

Income tax expense (benefit) related to above adjustments	(680)	(680)	(680)	(680)

Total of non-GAAP adjustments	1,320	1,320	1,320	1,320

Adjusted net income	$11,670	$12,230	$13,320	$14,320
Add back of after tax interest expense	3	3	3	3

Adjusted net income for diluted earnings per share	$11,673	$12,323	$13,323	$14,323

Weighted average common shares outstanding for diluted net income per share	29,600	29,600	29,800	29,800

GAAP diluted net income per share	$0.35	$0.37	$0.40	$0.44

Non-GAAP adjustments detailed above (per share)	$0.04	$0.05	$0.05	$0.04

Adjusted diluted net income per share	$0.39	$0.42	$0.45	$0.48

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-08
	Low	High
GAAP net income	$57,250	$61,500

Non-GAAP adjustments:

Acquisition-related charges	2,500	2,500

Facility consolidation, manufacturing transfer and system integration charges	1,500	1,500

Income tax expense (benefit) related to above adjustments	(1,360)	(1,360)

Total of non-GAAP adjustments	2,640	2,640

Adjusted net income	$59,890	$64,140
Add back of after tax interest expense	12	12

Adjusted net income for diluted earnings per share	$59,902	$64,152

Weighted average common shares outstanding for diluted net income per share	29,900	29,900

GAAP diluted net income per share	$1.92	$2.06

Non-GAAP adjustments detailed above (per share)	$0.08	$0.09

Adjusted diluted net income per share	$2.00	$2.15
IART-F
Source: Integra LifeSciences Holdings Corporation